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                                                                     EXHIBIT 3.4

                                  AMENDMENT OF
                                    BYLAWS OF
                                    COHR INC.
                             A DELAWARE CORPORATION


        I, Daniel F. Clark, hereby certify that I am the duly elected and acting Secretary of COHR Inc., a Delaware corporation (the "Corporation"), and that at a duly called meeting of the Corporation's Board of Directors held on December 23, 1998, Section 3.2 of the Bylaws of the Corporation was amended to read, effective upon the execution of that certain Plan and Agreement of Merger by and between the Corporation and TCF Acquisition Corporation, in its entirety as follows:

               SECTION 3.2  EXACT NUMBER OF DIRECTORS

                      The exact number of directors of this Corporation shall be ten (10) until this Section 3.2 shall be changed by an amendment, not in contravention of the Certificate of Incorporation and duly adopted by the Board of Directors or by the stockholders.

        Executed on January 11, 1999 at Chatsworth, California.




                                    /S/ DANIEL F. CLARK
                                    -----------------------------
                                    Daniel F. Clark
                                    Secretary